Exhibit 10.48

EXECUTION COPY

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made effective as of January 25, 2006 (“Effective Date”), by and between Biosite Incorporated (“Company”) and Thomas M. Watlington (“Mr. Watlington”), with respect to the following facts:

A. Mr. Watlington is currently employed by Company as Executive Vice President and Chief Operating Officer.

B. Mr. Watlington’s employment will cease effective March 31, 2006, unless terminated sooner by the parties pursuant to Section 9 below (“Separation Date”).

C. The Company desires that Mr. Watlington continue to provide consulting services on behalf of the Company through December 31, 2006 and Mr. Watlington desires to continue to provide such consulting services on behalf of the Company.

D. The parties desire to set forth the terms and conditions of Mr. Watlington’s continuing employment and subsequent transition from employment with the Company on the terms and conditions set forth below.

THEREFORE, in exchange for good and valuable consideration and in consideration of the promises and mutual agreements hereinafter set forth, the parties agree as follows:

1. Employment. The Company agrees to continue to employ Mr. Watlington through the Separation Date, and Mr. Watlington hereby accepts such employment, subject to the terms and conditions set forth herein.

2. Duties.   Mr. Watlington’s ongoing requirement to perform day-to-day services for the Company will cease on the Effective Date, with the exception of the transition support as contemplated in Section 4 below.

3. At-Will Employment Relationship. Notwithstanding anything to the contrary in this Agreement, Mr. Watlington’s employment with the Company continues to be at-will and may be terminated by Mr. Watlington or the Company at any time, subject to the provisions of Section 9 below.  No representative of the Company, other than the Company’s Chief Executive Officer, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific written agreement signed by Mr. Watlington and the Company’s Chief Executive Officer. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4. Transition from Employment. Unless Mr. Watlington’s employment with the Company is terminated sooner, the parties mutually agree that Mr. Watlington will transition from his employment with the Company as follows:

4.1 Regular Employment. During the period from the Effective Date through March 31, 2006, Mr. Watlington shall remain employed by Company as a regular employee (the “Regular Period”).  If for any reason Mr. Watlington’s employment with the Company

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terminates prior to March 31, 2006, the Regular Period shall refer to the period of Mr. Watlington’s actual dates of employment from the Effective Date through his termination of employment with the Company. Mr. Watlington’s service as an officer of the Company will cease effective upon the termination of the Regular Period; however, his resignation shall not be deemed to modify or amend his rights under that certain Indemnification Agreement between Mr. Watlington and the Company dated March 2, 2005, which shall remain in effect in accordance with its terms.

4.2 Active Employment. During the Regular Period, Mr. Watlington will be deemed a part-time employee performing less than thirty (30) hours of work per week for the Company and will not be required to perform such work at the premises of the Company, except as reasonably requested by the President or Chief Executive Officer of the Company. Mr. Watlington’s access to the Company’s property and systems will cease as of the conclusion of the Regular Period.

4.3 Services During Regular Period.  During the Regular Period, Mr. Watlington agrees to be available to the Company’s senior management for consultation and transition support.  It is currently anticipated that this could involve one or more weekly meetings and occasional emails and telephone conversations; however, upon mutual agreement the parties may modify this schedule and Mr. Watlington agrees during the entire Regular Period to use his best efforts to cooperate and perform services on behalf of the Company during this period as reasonably requested.

4.4 Ongoing Consulting Services. Provided that (a) Mr. Watlington’s employment does not terminate before March 31, 2006 pursuant to either subsection 9.1 or 9.2 below, (b) Mr. Watlington complies with all the terms and conditions of this Agreement, (c) upon commencement of the Consulting Period, Mr. Watlington executes the Release attached as Exhibit A, and (d) Mr. Watlington complies with all other written agreements that he has with the Company and other applicable Company policies, during the period commencing on the expiration of the Regular Period and ending December 31, 2006 (the “Consulting Period”) the Company agrees to engage, and Mr. Watlington agrees that he will continue to provide, ongoing services to the Company on a consulting basis as reasonably requested from time to time, including occasional emails and telephone conversations. Notwithstanding the foregoing, Mr. Watlington acknowledges and agrees that the Company may terminate his service as a consultant under this Agreement for Cause (as defined below). Mr. Watlington further agrees that, if requested by the Company at any time during the Consulting Period, to the extent that it has not been completed prior to the end of the Regular Period, he will resign his positions as a director and/or officer of any of the Company’s subsidiaries and take such other actions and execute such other documents as are reasonably required to effect such resignations and the appointment by the Company of a replacement for Mr. Watlington in any such capacities. As compensation for Mr. Watlington’s ongoing services during the Consulting Period, the Company will offer Mr. Watlington the consideration described in Section 5.3, to which Mr. Watlington is not otherwise entitled. In addition, the parties each acknowledge and agree that the Company’s offer to engage Mr. Watlington as a consultant during the Consulting Period is in exchange for his agreement to the terms of this Agreement, including without limitation the provisions of Sections 5, 7, 10 and 12 below. Mr. Watlington further acknowledges and agrees that the Company’s engagement of

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him as a consultant to the Company for the Consulting Period is of substantial value to him, in addition to the cash compensation payable under Section 5.3.

5. Compensation.

5.1 Salary.  As compensation for Mr. Watlington’s performance of his duties hereunder during the Regular Period, the Company shall continue to pay to Mr. Watlington his base salary in effect on the Effective Date of this Agreement (“Base Salary”). Unless otherwise expressly provided, all payments will be payable in accordance with the standard payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions (including without limitation any deferral of compensation into Company’s sponsored deferred compensation plans in accordance with Mr. Watlington’s prior elections and Mr. Watlington’s participation in the Company’s Employee Stock Purchase Plan).

5.2 2005/2006 Incentive Compensation.  The parties mutually agree that Mr. Watlington shall remain eligible for incentive compensation (“Bonus”) for the fourth quarter of 2005 (“Q4’05”) under the terms and conditions previously approved by the Company’s Board of Directors under the Company’s Executive Bonus Plan. Bonus earned and payable for Q4’05, if any, will be paid in accordance with Company’s regular schedule for payment of incentive compensation and commensurate with the Q4’05 bonus payments made to all other eligible members of senior management, which is currently anticipated to be in mid-February 2006. Mr. Watlington shall not be eligible for any bonus under any Company bonus plan or other arrangement for the Company’s 2006 fiscal year and he shall not be eligible to participate in and/or earn any other type of incentive compensation except as specifically set forth in this Agreement.

5.3 Consulting Period. Subject to the terms and conditions of this Agreement, during the Consulting Period the Company shall pay Mr. Watlington a monthly retainer of one-thousand five hundred dollars ($1,500).  Unless otherwise expressly provided, all amounts due during the Consulting Period shall be payable monthly in advance. The Company will provide Mr. Watlington a Form 1099 for payments made under this section.

6. Fringe Benefits. Except as expressly provided in this Agreement, during the Regular Period, Mr. Watlington will be eligible for all customary and usual fringe benefits generally available to Company’s employees residing in the State of California, subject to the terms and conditions of Company’s benefit plan documents.

7. Stock Option Awards. As of the Effective Date, Mr. Watlington shall no longer be eligible to receive stock option awards that may be granted from time to time by the Company to employees of the Company.  Any stock option awards previously granted by the Company to Mr. Watlington pursuant to the Company’s stock option plans shall not be affected by this Agreement and shall continue on their respective terms in accordance with the applicable stock option plan and stock option agreement between Mr. Watlington and the Company, except as follows:

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7.1          As a condition to the Company’s agreement to engage Mr. Watlington as a consultant to the Company during the Consulting Period, Mr. Watlington acknowledges and agrees that as of the Effective Date, and notwithstanding anything to the contrary in any individual stock option agreement between the Company and Mr. Watlington, all future vesting of stock options under the outstanding stock options listed on Schedule 7.1 shall immediately cease as of the Effective Date. Except as specifically set forth in this Agreement, no other terms or conditions of such stock options shall be deemed modified or amended by this Agreement.

7.2          Mr. Watlington further acknowledges and agrees that each of the stock option agreements between the Company and Mr. Watlington listed on Schedule 7.2 include provisions under which all future vesting of such stock options shall automatically cease if he is scheduled to provide less than thirty (30) hours of service per week to the Company. Mr. Watlington acknowledges and agrees that during both the Regular Period and Consulting Period that he will be scheduled to provide less than thirty (30) hours of service to the Company, and therefore all future vesting of the stock options listed on Schedule 7.2 shall cease as of the Effective Date unless and until the Company makes an alternative determination regarding Mr. Watlington’s work schedule.

7.3          Effective as of the end of the Regular Period, any and all stock options listed under the column titled “Unvested” on Schedules 7.1 and 7.2 shall terminate and be deemed cancelled. Upon such termination and cancellation, such stock options may no longer be exercised at any time and the shares underlying such options shall immediately be available for issuance under the Company’s applicable stock option plan in accordance with its terms.

8. Confidentiality; Proprietary Information. Notwithstanding anything to the contrary in this Agreement, Mr. Watlington acknowledges and agrees that during the Consulting Period he shall continue to be subject to and bound by the terms and conditions of his Proprietary Information and Inventions Agreement with the Company (the “Proprietary Rights Agreement”), and any obligations therein applicable in his capacity as an employee of the Company shall apply equally to his performance of services as a consultant to the Company during the Consulting Period. The Company and Mr. Watlington acknowledge and agree that full and complete compliance with all of the provisions of the Proprietary Rights Agreement is a material consideration of this Agreement and that the breach of any of its provisions shall also constitute a material breach of this Agreement.

9. Termination of Employment.

9.1 Termination for Cause by Company. Without limiting any other rights of the Company as set forth in this Agreement or otherwise, the Company may terminate Mr. Watlington’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as misconduct, including, but not limited to: (a) conviction of any felony or any crime involving moral turpitude or dishonesty, or entry of a plea of no lo contendere (or an equivalent plea) in response to an indictment for such crime or felony; (b) participation in a fraud or act of dishonesty against Company or any of its affiliates; (c) breach of the Company’s policies, including, but not limited to, the Company’s Code of Business Conduct and Ethics and Company’s policies with respect to appropriate employee behavior and respect for co-workers; (d) intentional damage to property of the Company or any of its affiliates; (e) breach of any

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written agreement with the Company, including, but not limited to, this Agreement; and (f) conduct which in the good faith and reasonable determination of the Company’s Chief Executive Officer or Board of Directors constitutes misconduct in violation of this Agreement. Physical or mental disability shall not constitute “Cause.” In the event that Mr. Watlington’s employment is terminated in accordance with this subsection 9.1 during the Regular Period: (a) Mr. Watlington shall be entitled to receive the applicable Base Salary then in effect, pro-rated to the date of termination, and no other amounts; (b) Mr. Watlington shall not be eligible to perform ongoing consulting services to the Company during the Consulting Period; and (c) all other Company obligations to Mr. Watlington pursuant to this Agreement will become automatically terminated and completely extinguished.

9.2 Voluntary Resignation by Mr. Watlington. Mr. Watlington may voluntarily resign his position with the Company on ten days’ advance written notice. In the event of Mr. Watlington’s resignation pursuant to this subsection 9.2 prior to the expiration of the Regular Period: (a) Mr. Watlington will be entitled to receive only the applicable Base Salary then in effect, pro-rated to the date of termination, and no other amounts; (b) Mr. Watlington shall not be eligible to perform ongoing consulting services to the Company during the Consulting Period; and (c) all other Company obligations to Mr. Watlington pursuant to this Agreement will become automatically terminated and completely extinguished.

10. No Conflict of Interest. During the term of Mr. Watlington’s employment with Company and the Consulting Period, Mr. Watlington shall not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, volunteer, lender, or agent of any company, or any affiliates or subsidiaries of those companies, that has substantial operations in the field of in-vitro diagnostics; except that Mr. Watlington shall not be restricted from working in such capacity for any early-stage company with annual revenues of less than $10,000,000 so long as such company is not funded or otherwise controlled by any other entity that Mr. Watlington would otherwise be prohibited from working with under the immediately preceding clause. If such a conflict occurs during the Regular Period, Mr. Watlington’s employment will be subject to immediate termination for Cause pursuant to subsection 9.1.  If such a conflict occurs during the Consulting Period, the Consulting Period shall be deemed to have terminated, and thereafter no additional amounts shall be due by the Company to Mr. Watlington under the terms of this Agreement. This Section 10 shall not in any way limit the terms or conditions of Company’s Code of Business Conduct and Ethics applicable to all employees of Company, nor shall it be deemed or interpreted to have such effect.

11. Return of Company Property.  Mr. Watlington understands and agrees that as a condition of receiving the compensation and benefits defined in this Agreement, all Company property, data and information (whether in written, electronic or any other form) must be returned to the Company on or before the expiration of the Regular Period.  By signing this Agreement, Mr. Watlington agrees to return to Biosite on or before the expiration of the Regular Period all property, data and information belonging to Biosite.  Notwithstanding the foregoing, Mr. Watlington will be permitted to retain his Company-issued laptop computer and mobile phones following the expiration of the Regular Period, provided that he has first given the Company the opportunity to review such items and remove from them any information deemed

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by the Company to be confidential or proprietary information of the Company.  Mr. Watlington also agrees to complete the Company’s exit interview paperwork and return it to the Company on or before the expiration of the Regular Period.

12. Non-solicitation. Mr. Watlington understands and agrees that the Company’s employees and customers and any information regarding Company employees and/or customers are confidential and constitute trade secrets of the Company.

12.1 Non-solicitation of Customers or Prospects. Mr. Watlington agrees that during the term of this Agreement, including the Consulting Period, Mr. Watlington will not, directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects. For instance, without limiting the foregoing, Mr. Watlington shall not, either directly or indirectly, solicit or encourage others to solicit any customers or customer prospects of Company for the purpose of diverting or taking away business from Company.

12.2 Non-solicitation of Company’s Employees. Mr. Watlington agrees that during the term of this Agreement and for a period of three (3) years after the Effective Date, Mr. Watlington will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

13. Injunctive Relief. Mr. Watlington acknowledges that his breach of the covenants contained in Sections 10-12 (collectively “Covenants”) would cause irreparable injury to the Company and agrees that in the event of any such breach, notwithstanding Section 15 below, the Company shall be entitled to seek injunctive relief or other equitable remedies without the necessity of proving actual damages or posting any bond or other security.

14. Change in Control Severance Benefit Plan.  Mr. Watlington agrees that by signing this Agreement he is expressly waiving all rights, if any, to benefits of any kind under the Company’s Change in Control Severance Benefit Plan (effective October 22, 2004). Accordingly, as of the Effective Date any and all of Mr. Watlington’s rights and benefits under the Company’s Change in Control Severance Benefit Plan are hereby terminated and extinguished in their entirety.

15. Agreement to Arbitrate. Subject to Biosite’s rights under Section 13 above, in the event of any dispute or claim relating to or arising out of either this Agreement or the parties’ employment relationship or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination, and any claims arising out of this Agreement), Mr. Watlington and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator in San Diego, California pursuant to the rules for arbitration of employment disputes by the American Arbitration Association. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction, and

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any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Mr. Watlington and the Company are both waiving the right to a jury trial with respect to any such disputes. The Company shall pay for the costs of the arbitrator, forum and filing fees.  Notwithstanding anything to the contrary set forth herein, the provisions of this Section 15 shall terminate and be of no further force or effect upon the first occurrence of any of the following events (each, a “Change in Control”):

(a)           The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is not owned by persons who were stockholders of the Company immediately prior to such merger, consolidation or other reorganization, in substantially the same relative proportions as their ownership of the combined voting power of the Company immediately prior to such merger, consolidation or other reorganization;

(b)           When a majority of the Company’s Board of Directors shall change within any 24 month period, unless the election or the nomination for election by the Company’s stockholders of each new director has been approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

(c)           Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.

The term “Change in Control” shall not include a transaction, the sole purpose of which is to change the state of the Company’s incorporation.

16. General Provisions.

16.1 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.   Mr. Watlington shall not be entitled to assign any of his rights or obligations under this Agreement, which the parties agree are personal to him.

16.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

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16.3 Attorneys Fees. Each side shall bear its own attorneys’ fees in connection with any dispute or claim relating to or arising out of either this Agreement or the parties’ employment relationship or the termination of that relationship.

16.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

16.5 Interpretation: Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted with the advice of legal counsel representing the Company, but Mr. Watlington acknowledges that he has had the opportunity to seek independent legal advice from his own attorney(s) with respect to the advisability of executing this Agreement, and with respect to the meaning of California Civil Code section 1542. Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if necessary or appropriate under the terms and conditions of this Agreement.

16.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; or (c) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

16.8 Survival. Sections 8 (“Confidentiality; Proprietary Information”), 10 (“No Conflict of Interest”), 12 (“Non-solicitation”), 13 (“Injunctive Relief”), 14 (“Change in Control Severance Benefit Plan”), 15 (“Agreement to Arbitrate”), 16 (“General Provisions”) and 17 (“Entire Agreement; Modification”) of this Agreement shall survive Mr. Watlington’s employment by the Company.

17. Entire Agreement; Modification.  This Agreement, including the surviving provisions of the Company’s Proprietary Rights Agreement, are intended to be the entire agreement between the parties and supersedes and cancels any and all other prior agreements, written or oral, between the parties regarding this subject matter.  Only a written instrument executed by all parties hereto may amend this Agreement.  Each term of this Agreement is contractual and not merely a recital.  Each party to this Agreement has made such investigation of the facts pertaining to this settlement and release, and all of the matters pertaining to this Agreement, as she/it deems necessary.  Mr. Watlington is aware that he may hereafter discover

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claims or facts in addition to or different from those he now knows or believes to be true with respect to the matters related herein.  Nevertheless, it is Mr. Watlington’s intention to fully, finally, and forever settle and release all such matters, and all claims relative thereto, which do now exist, may exist, or heretofore have existed with regard to his employment by Biosite.  In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	3/1/06	By:	/s/ Thomas M. Watlington
Thomas M. Watlington

Dated:	3/3/06	By:	/s/ Kim D. Blickenstaff
Kim D. Blickenstaff

Chairman and CEO

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EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (“Release”) is made by and between Biosite Incorporated (“Company”) and Mr. Thomas M. Watlington (“Mr. Watlington”).

1. General Release. In exchange for the Company’s agreement to offer Mr. Watlington the opportunity to continue to provide services to the Company during the Consulting Period and to perform such other obligations as described in the Transition Agreement to which this General Release of All Claims (“Release”) is attached as an exhibit, subject to the Company’s performance of such obligations, Mr. Watlington unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between Mr. Watlington and the Company to date, to the fullest extent permitted by law, including, but not limited to, Mr. Watlington’s employment with the Company, and/or Mr. Watlington’s transition from employment with the Company, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Mr. Watlington’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Mr. Watlington hereby expressly waives his right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Mr. Watlington or on Mr. Watlington’s behalf, related in any way to the matters released herein.

2. California Civil Code Section 1542 Waiver. Mr. Watlington agrees that this release is to be interpreted broadly and includes the waiver of all rights under California Civil Code section 1542, which provides that

“a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor .”

3. Representation Concerning Filing of Legal Actions. By signing this Release, Mr. Watlington represents and warrants that he has not filed any claims against the Company or any of the other Released Parties in any court or with any governmental agency and, to the fullest extent permitted by law, he will not prosecute, nor allow to be prosecuted on his behalf, in any state or federal court or administrative agency, any claim related to the matters released herein.

4. Return of Company Property. Mr. Watlington represents and warrants that he has previously returned to the Company all property, data and information belonging to the Company and agrees that he will not use or disclose to others any confidential or proprietary information of the Company or the Released Parties.

5. Older Workers’ Benefit Protection Act. Mr. Watlington understands that this Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626{f).

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Accordingly, by signing this Release, Mr. Watlington acknowledges that: (a) he has read and understands the terms of this Release; (b) that this Release advises him in writing that he may consult with an attorney before executing this agreement, if desired; (c) that he has obtained and considered such legal counsel as he deems necessary; (d) that he has twenty-one (21) days to consider whether or not to sign this Release (although he may elect not to use the full 21-day period); and (e) that by signing this Release, he acknowledges that he does so freely, knowingly, and voluntarily. The Release shall not become effective or enforceable until the eighth day after Mr. Watlington signs it. In other words, Mr. Watlington may revoke acceptance of this Release within seven (7) days after signing it. Any revocation must be in writing and received by the Company’s Chief Executive Officer, by 5:00 p.m. Pacific Time on the seventh day in order to be effective (“Release Effective Date”). Any payments and benefits described in Sections 5 and 6 of the Transition Agreement for which Mr. Watlington is eligible then will become due and payable, provided the Release has not been revoked. This Release does not waive or release any rights or claims that Mr. Watlington may have under the Age Discrimination in Employment Act that arise after the execution of this Release.

THE PARTIES TO THIS RELEASE HAVE READ THE FOREGOING RELEASE AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE FREELY AND VOLUNTARILY EXECUTED THIS RELEASE ON THE DATES SHOWN BELOW.

Dated:	By:
Thomas M. Watlington

Dated:	By:

Kim D. Blickenstaff

Chairman & CEO

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SCHEDULE 7.1

Number	Grant Date	Plan	Type	Granted	Price	Exercised*	Vested*	Unvested*
IS002014	6/18/2002	1996	ISO	4,008	$24.9500	0.00	593	3,415

IS002384	6/18/2003	1996	ISO	2,222	$47.6600	0.00	0	2,222

NQ000176	6/18/2002	1996	NQ	52,242	$24.9500	0.00	50,112	2,130

NQ000521	6/18/2003	1996	NQ	47,778	$47.6600	0.00	32,575	15,203

* Information as of the Effective Date.

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SCHEDULE 7.2

Number	Grant Date	Plan	Type	Granted	Price	Exercised*	Vested*	Unvested*
IS002499	6/18/2004	1996	ISO	2,263	$44.1800	0.00	0	2,263

IS002625	6/17/2005	1996	ISO	1,873	$53.3800	0.00	0	1,873

NQ006270	6/18/2004	1996	NQ	32,737	$44.1800	0.00	14,032	18,705

NQ006475	10/22/2004	1996	NQ	15,000	$49.1500	0.00	4,688	10,312

NQ006777	6/17/2005	1996	NQ	48,127	$53.3800	0.00	6,250	41,877

* Information as of the Effective Date.

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